New Perspective Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

September 30, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$389,429
Class B	$4,671
Class C	$8,280
Class F1	$12,037
Class F2	$4,750
Total	$419,167
Class 529-A	$9,801
Class 529-B	$544
Class 529-C	$1,185
Class 529-E	$449
Class 529-F1	$225
Class R-1	$390
Class R-2	$3,166
Class R-3	$11,295
Class R-4	$12,008
Class R-5	$36,811
Class R-6	$7,362
Total	$83,236

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3050
Class B	$0.1172
Class C	$0.1457
Class F1	$0.3134
Class F2	$0.3811
Class 529-A	$0.3009
Class 529-B	$0.1225
Class 529-C	$0.1375
Class 529-E	$0.2409
Class 529-F1	$0.3459
Class R-1	$0.1701
Class R-2	$0.1397
Class R-3	$0.2493
Class R-4	$0.3175
Class R-5	$0.3756
Class R-6	$0.3619

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,183,894
Class B	29,563
Class C	54,486
Class F1	37,921
Class F2	14,691
Total	1,320,555
Class 529-A	34,580
Class 529-B	3,572
Class 529-C	8,790
Class 529-E	1,938
Class 529-F1	761
Class R-1	2,693
Class R-2	21,833
Class R-3	44,457
Class R-4	39,485
Class R-5	46,690
Class R-6	91,559
Total	296,358

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$26.54
Class B	$26.02
Class C	$25.76
Class F1	$26.42
Class F2	$26.57
Class 529-A	$26.35
Class 529-B	$25.87
Class 529-C	$25.82
Class 529-E	$26.11
Class 529-F1	$26.34
Class R-1	$25.66
Class R-2	$25.79
Class R-3	$26.08
Class R-4	$26.30
Class R-5	$26.57
Class R-6	$26.61